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                                                                    EXHIBIT 21.1

The subsidiaries of the Registrant are:

    1)  National Network Technologies LLC, a Delaware limited liability company

    2)  Hugh O'Kane Electric Co., LLC, a Delaware limited liability company

    3)  Lexent Services Inc., a Delaware corporation

    4)  Lexent Capital Inc., a Delaware corporation

    5)  Lexent Metro Connect, LLC, a Delaware limited liability company

    6)  HOK Datacom Inc., a Delaware corporation